                                                                    Exhibit 99.1




CONTACT:
Norris Battin
nbattin@usa.net

FOR IMMEDIATE RELEASE


            COOPER COMPLETES DIVESTITURE OF HOSPITAL GROUP OF AMERICA

IRVINE, Calif., April 15, 1999 -The Cooper Companies, Inc., (NYSE/PCX: COO) said today that it had completed the sale of the remaining properties of its Hospital Group of America (HGA) psychiatric services business to Universal Health Services, Inc. (NYSE: UHS). Universal paid Cooper $27 million in cash at closing, and may pay up to an additional $3 million in the future if certain contingencies are met.

Commenting on the use of proceeds, A. Thomas Bender, Cooper's Chief Executive Officer said, "We will use the cash to repay debt, make other investments that meet our rate of return targets, or both. If all the proceeds were used to reduce debt, we would add, at a minimum, $1.8 million in pretax profit to continuing operations going forward--about $.08 per share to after tax earnings."

The closing completes the divestiture of HGA. Cooper now competes only in the medical device market with businesses in vision care and women's healthcare. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto Canada and Southampton, England, markets a broad range of contact lenses. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic products, surgical instruments and accessories for the women's healthcare market, particularly for procedures performed in the physician's office. Cooper's corporate offices are located in Irvine and Pleasanton, Calif.

FORWARD-LOOKING STATEMENTS

Statements in this report that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior Management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures, and items listed in the Company's SEC reports, including the section entitled "Business " in its Annual Report on Form 10-K for the year ended October 31, 1998.

NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's Internet address is www.coopercos.com.